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                                FOR IMMEDIATE RELEASE

                                  Michael J. Monahan  612-293-2809 (Tel)

                                                      612-225-3123 (Fax)

            ECOLAB ACQUIRES EQUITY POSITION IN AUSTRALIAN CHEMICAL COMPANY


    ST. PAUL, Minn., August 22, 1997: Ecolab Inc. announced it has acquired
14.9 percent of the outstanding common shares of Gibson Chemical Industries Limited, located in Melbourne, Victoria, Australia. Gibson is a manufacturer and marketer of cleaning and sanitizing products, primarily for the Australian and New Zealand institutional, healthcare and industrial markets, with fiscal 1996 sales of US$122 million. The shares were acquired in open market and private transactions by an Australian subsidiary of Ecolab at prices between AU$7.10 and AU$8.00 per share. Ecolab is evaluating the possibility of acquiring additional shares of Gibson.
    Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, maintenance and pest elimination products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1996, Ecolab reported sales of $1.5 billion; including European joint venture sales of $0.9 billion, Ecolab's global sales coverage was $2.4 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.
    Ecolab news releases and other investor information are available on the Internet at www.ecolab.com; and by telephone at 1-800-FACT-ECL.

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